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                                                                       EXHIBIT 5

            [Letterhead of Jones, Day, Reavis & Pogue Appears Here]



December 15, 1997


Equifax Inc.
1600 Peachtree Street
Atlanta, GA   30309

Gentlemen:

We have served as counsel to Equifax Inc. (the "Company"), a Georgia corporation, in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-8, of a proposed offering of 9,982 shares of the Company's Common Stock $1.25 par value (the "Common Stock") issuable pursuant to the Company's 1981 Incentive Stock Option and Limited Stock Appreciation Rights Plan.

We have examined and are familiar with originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Common Stock as we have deemed necessary and advisable.

Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that:

     (1) the Company is a corporation duly incorporated and validly existing under the laws of the State of Georgia; and

     (2) the Common Stock has been duly authorized and, when transferred or issued as contemplated in said Registration Statement, will be validly issued, fully paid and nonassessable.

We do hereby consent to the reference to our firm under the heading "Legal Opinion" in the said Registration Statement and to the filing of this opinion as Exhibit "5" thereto.

Very truly yours,


/s/ Jones, Day, Reavis & Pogue
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Jones, Day, Reavis & Pogue